Exhibit 99.1

FOR IMMEDIATE RELEASE

Gores Holdings VII, Inc. Announces Pricing of

Upsized $480 Million Initial Public Offering

BOULDER, CO, February 23, 2021 – Gores Holdings VII, Inc. (the “Company”), a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 48,000,000 units at a price of $10.00 per unit on February 22, 2021. The units were listed on the Nasdaq Capital Market and trade under the ticker symbol “GSEVU” beginning February 23, 2021. Each unit consists of one share of the Company’s Class A common stock and one-eighth of one warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the Nasdaq Capital Market under the symbols “GSEV” and “GSEVW,” respectively.

Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC are serving as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 7,200,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or email: prospectus.cpdg@db.com and Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick, 2nd Floor, New York, New York 10014, telephone: 866-718-1649 or email: prospectus@morganstanley.com.

A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission (“SEC”) on February 22, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Jennifer Kwon Chou

Managing Director, The Gores Group

(310) 209-3010

jchou@gores.com